Form 10-K, Exhibit 13
period 2007-12-31
BOTETOURT BANKSHARES INC
filed 2008-03-27
CIK 1172229

Botetourt Bankshares, Inc.

Dear Stockholder,

We are pleased to report that Botetourt Bankshares, Inc. enjoyed a successful year in 2007. In a very challenging banking environment, net earnings for the year amounted to $3,359,843, a decrease of 3.37% from the record earnings that the Company enjoyed in 2006. Both basic and diluted earnings per share decreased by $0.10 from $2.80 at December 31, 2006, to $2.70 at December 31, 2007. Return on average assets amounted to 1.24%, as compared to 1.41% for the prior year and return on stockholders’ equity amounted to 13.47%, as compared to 15.18% in 2006. Total assets increased by 9.93% to $279,631,567 at year-end. As a result of continued strong earnings performance, the Company’s quarterly dividend payment, paid on February 10, 2008, was increased to $0.21 per share, an increase of 5.00%, marking the fifth consecutive year of an increase in dividends paid to stockholders.

Total deposits at December 31, 2007 amounted to $248,105,967, an increase of 9.19%. Your Company’s subsidiary, Bank of Botetourt, continued to hold the largest deposit base of all financial institutions located in Botetourt County, Virginia, with a 40.23% market share at June 30, 2007. Bank of Botetourt also increased market share in its two other markets, Roanoke and Rockbridge counties in Virginia. In November 2007, Bank of Botetourt opened its ninth office, located at LakeWatch Plantation, near Smith Mountain Lake, in Franklin County, Virginia. Additionally, the Bank purchased property located in Natural Bridge Station in December 2007, the Bank’s third office in Rockbridge County, which opened for business in February 2008. The continued growth of the Bank also resulted in a renovation and expansion of the Loan Administration Center located in Troutville, which was completed in the fourth quarter of 2007. Simultaneously expanding the Bank’s footprint and facilities while managing profitability was accomplished in 2007.

Loan demand continued to be vibrant in our markets, as net loans increased by 12.34% to $235,388,641. Asset quality remained strong, with 82.19% of the Bank’s total loan portfolio consisting of loans secured by real estate. In 2007, net charge-offs amounted to 0.22% of average total loans, which compares favorably to other banks in our peer group. The Bank’s provision for loan losses was reduced in 2007 to $275,000 from $300,000 in 2006 as the result of a modification of our allowance for loan loss estimate, after giving consideration to the Federal Financial Institutions Examination Council’s interagency statement. The Bank’s allowance for loan losses as a percentage of total gross loans outstanding at the end of 2007 was 0.96%. Management considers the allowance for loan losses to be appropriate and adequate.

This past year proved to be quite unstable in the financial services sector, with the sub-prime mortgage loan issue producing much turmoil in the marketplace. Your Company does not engage in sub-prime lending activities and additionally, has no instruments in its investment portfolio associated with sub-prime loan pools.

The economic outlook for the coming year is mixed at best. Our local markets are blessed in the fact that the local economy is very diverse and not dependent upon one major industry. The overall national economy continues to show signs of weakness, with the Federal Open Market Committee having reduced short-term interest rates by 200 basis points since year-end 2007 in an attempt to give renewed impetus to the current economic slowdown. Additionally, congressional fiscal policy action has been taken to provide economic stimulus in the form of cash rebates to most tax-filing citizens.

While reduced interest rates are beneficial to the borrowing public, it is not necessarily welcomed news for the saving depositors. Bank of Botetourt will continue to face a narrowing net interest margin in 2008 as a result of lower interest rates, which will place additional pressure on earnings growth. During both prospering and challenging economic times, Bank of Botetourt has steadily managed your investment in our Company.

Your Company’s management team and your board of directors remain committed to “Taking Care of You”, the Company’s mission of professionally and personally serving our customers, employees, stockholders and communities. Thank you for your continued support of Botetourt Bankshares, Inc. and community banking.

Sincerely,

H. Watts Steger, III Chairman & CEO

G. Lyn Hayth, III President

Financial Highlights Summary

The financial Highlights Summary is provided to give a concise overview of relevant historical financial data and ratios. The unaudited data is in thousands of dollars, except per share date. To fully understand and evaluate Botetourt Bankshares, Inc.’s financial condition and its results of operations, one should be read the Company’s Form 10-K which includes its audited consolidated financial statements, accompanying notes, and management’s discussion and analysis.

2007 2006 2005 2004 2003 Summary of Operations

Interest income $ 18,994 $ 16,955 $ 13,881 $ 11,702 $ 10,876 Interest expense 8,073 6,084 4,070 3,340 3,686 Net interest income 10,921 10,871 9,811 8,362 7,190 Provision for loan losses 275 300 450 725 625 Other income 1,678 1,794 1,918 1,633 1,724 Other expense 7,415 7,315 6,625 5,834 5,569 Income taxes 1,549 1,573 1,444 1,036 794 Net income $ 3,360 3,477 $ 3,210 $ 2,400 $ 1,926

Per Share Data

Basic earnings per share $ 2.70 $ 2.80 $ 2.60 $ 1.95 $ 1.57 Diluted earnings per share 2.70 2.80 2.60 1.95 1.56 Cash dividends declared 0.80 0.72 0.60 0.46 0.38 Book value 21.28 19.02 17.53 15.78 14.43

Year-end Balance Sheet Summary

Loans, net $ 235,389 $ 209,541 $ 183,353 $ 168,955 $ 144,388 Securities 22,515 26,864 30,224 26,452 30,204 Total assets 279,632 254,382 238,534 213,346 195,965 Deposits 248,106 227,229 215,843 192,647 173,403 Stockholders’ equity 26,451 23,623 21,735 19,456 17,758

Interest-earning assets $ 260,415 $ 239,070 $ 222,891 $ 201,516 $ 176,530 Interest-bearing liabilities 217,797 194,802 184,478 164,857 153,001

Selected Ratios

Return on average assets 1.2% 1.4% 1.4% 1.2% 1.0% Return on average equity 13.5% 15.2% 15.6% 13.0% 11.3% Dividends declared as percent of net income 29.6% 25.7% 23.1% 23.6% 24.3%

Board of Directors

SJCarter	Photography
Sitting	– Joyce R. Kessinger, H. Watts Steger, III, G. Lyn Hayth, III, F. Lindsey Stinnett
Standing	– Edgar K. Baker, Tommy L. Moore, D. Bruce Patterson, John B. Williamson, III, Gerald A. Marshall
Senior	Management
S	J Carter Photography
Sitting	– Michelle A. Alexander, Vicky M. Wheeler, Jennifer S. Theimer
Standing	– Andrew T. Shotwell, H. Watts Steger, III, P. Duaine Fitzgerald, G. Lyn Hayth, III

Officers

H. Watts Steger, III

Chairman & CEO

G. Lyn Hayth, III

President

Michelle A. Alexander

Senior Vice President Chief Financial Officer

P. Duaine Fitzgerald

Senior Vice President Financial Services

Andrew T. Shotwell

Senior Vice President Bank Operations

Jennifer S. Theimer

Senior Vice President Chief Risk Officer

Vicky M. Wheeler

Senior Vice President Branch Administration

Barbara G. Anderson

Vice President

Compliance & Training

Brenda G. DeHaven

Vice President Internal Auditor

Marty R. Francis

Vice President Commercial Lending

George E. Honts, IV

Vice President Commercial Lending

Garland L. Humphries

Vice President Credit Administration

Linda R. McMillan

Vice President Business Development

Cindy K. Pierson

Vice President Bank Operations

Duane L. Burks

Assistant Vice President Retail Development Officer

Paul M. Murphy

Assistant Vice President Credit Analyst

Tammy S. Talbott

Assistant Vice President & Branch Manager

Karen R. Thrasher

Assistant Vice President & Branch Manager

Stephanie L. White

Assistant Vice President & Branch Manager

Paula E. Bussey

Branch Manager

Cindy H. Bower

Branch Manager

Kathy M. Caldwell

Branch Manager & Commercial Loan Officer

Edna W. Hazelwood

Branch Manager

Cari J. Humphries

Marketing Officer

Shelley M. Martin

Branch Manager

Deborah W. Plogger

Manager Rockbridge Title Services, LLC

Stephanie D. Ponton

Branch Manager

Paula A. Rhodes

Assistant Operations Officer

Tina M. Simpson

Branch Manager

S J Carter Photography

Sitting – Stephanie D. Ponton, Shelley M. Martin, Deborah W. Plogger, Stephanie L. White, Cindy H. Bower, Duane L. Burks Middle Row – Barbara G. Anderson, Brenda G. DeHaven, Edna W. Hazelwood, Karen R. Thrasher, Tammy S. Talbott, Tina M. Simpson, Paula E. Bussey, Paula A. Rhodes

Back Row – Marty R. Francis, George E. Honts, IV, Cari J. Humphries, Garland L. Humphries, Linda L. McMillan, Cindy K. Pierson, Paul M. Murphy Not Pictured – Kathy M. Caldwell

Employees

Bank School Graduate

Bank of Botetourt employee Paul M. Murphy was among the 67 bankers receiving graduation certificates on August 3, 2007 from the Virginia Bankers School of Bank Management at the University of Virginia in Charlottesville. The three-year school is sponsored by the Virginia Bankers Association in cooperation with the McIntire School of Commerce at the University.

Those receiving diplomas completed the Bank Management Course, which requires attendance on campus for three one-week resident sessions with extensive bank study assignments between sessions. Graduates broadened their knowledge in all aspects of banking, economics, and related subjects. Murphy is the Assistant Vice President & Credit Analyst at Bank of Botetourt’s Loan Administration Center in Troutville. A Roanoke native, Murphy graduated from Virginia Military Institute in 2002 with a Bachelor of Arts degree in Business & Economics. Murphy joined Bank of Botetourt in 2002, shortly after his graduation from VMI. He currently resides in the Roanoke area with his wife Lori.

Paul M. Murphy Assistant Vice President Credit Analyst

Retirement

Patsy B. Craft, Branch Manager of Bank of Botetourt’s Eagle Rock office, retired on April 30, 2007. A native of Eagle Rock, she attended Eagle Rock High School and graduated from James River High School in 1961 as part of the second graduating class. After high school, Craft began her banking career the same year, working for Eagle Rock Bank, Inc. as a teller and bookkeeper under Mr. G.G. Burgess, her father and the bank’s president at the time. She also worked for several years at First National Bank in Clifton Forge. Since 1976, Patsy has worked with her sisters, Kitty and Betty, until Betty’s retirement in 2000.

Craft joined Bank of Botetourt in 1993 as a Head Teller when the branch was purchased from Dominion Bank. She was later promoted to Branch Manager in 2001 and has served in that capacity for over six years. After her retirement, Craft plans to remain active by continuing to teach aerobics and pursue her favorite hobbies, which include: snow skiing, camping, reading, boating and motorcycle riding. She and her husband hope to do some traveling as well. Patsy is married to Sonny, and they have two grown children, Pam and Tim. Patsy and Sonny currently reside in the town of Iron Gate with their two miniature schnauzers, Ellie and Katie.

Patsy Burgess Craft

Grand Opening

Roney Photography

LakeWatch Office Ribbon Cutting Ceremony Moneta, Virginia 2007

Natural Bridge Office Ribbon Cutting Ceremony Natural Bridge Station, Virginia 2008

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held at 2:30 p.m. on Wednesday, May 14, 2008, at the Buchanan Theatre, Main Street, Buchanan, Virginia.

Requests for Information

Requests for information should be directed to Mr. H. Watts Steger, III at Botetourt Bankshares, Inc., Post Office Box 339, Buchanan, Virginia, 24066; telephone (540) 591-5000.

Independent Auditors

Elliott Davis, LLC Certified Public Accountants Post Office Box 760 Galax, Virginia 24333

Stock Transfer Agent

Post Office Box 339 Buchanan, Virginia 24066

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

Banking Offices

Buchanan Office 19747 Main Street—Buchanan (540) 254-1721

Daleville Office 670 Roanoke Road—Daleville (540) 992-4777

Eagle Rock Office 58 Railroad Avenue—Eagle Rock (540) 884-2265

Troutville Office 5462 Lee Highway—Troutville (540) 966-3850

Bonsack Office

3801 Challenger Avenue—Roanoke (540) 777-2265

Lexington Office 65 East Midland Trail—Lexington (540) 463-7224

LakeWatch Office 51 Firstwatch Drive—Moneta (540) 719-1880

Loan Administration Center 21 Stoney Battery Road—Troutville (540) 966-3850

Peters Creek Office 3130 Peters Creek Road—Roanoke (540) 777-2010

Fairfield Office

5905 North Lee Highway—Fairfield (540) 377-5270

Investment Securities

5462 Lee Highway—Troutville (540) 473-1224

Mortgage Centers

Daleville & Bonsack (540) 966-5626 Lexington (540) 463-5626

Operations Center

19800 Main Street—Buchanan (540) 473-1173

Natural Bridge Office

9 Lloyd Tolley Road—Natural Bridge Station (540) 291-1881

www.bankofbotetourt.com info@bankofbotetourt.com