Form 10-K, Exhibit 13
period 2008-12-31
BOTETOURT BANKSHARES INC
filed 2009-03-26
CIK 1172229

Exhibit 13

BB Botetourt Bankshares, Inc.

Dear Stockholder,

This past year was a most challenging one for the banking industry, a year filled with financial market turmoil, unprecedented actions by government policymakers, loss of confidence in our economic system and extraordinary challenges not witnessed in the past seventy-five years. In 2008, Botetourt Bankshares, Inc. remained profitable and recorded net income in the amount of $1,202,770, a decrease of 64.2% from the previous year’s earnings. Both basic and diluted earnings per share amounted to $0.97 and $2.70 in 2008 and 2007, respectively. The decline in earnings can be attributed primarily to an increase in the bank’s allowance for loan losses, with the 2008 loan loss provision expense amounting to $1,885,000, compared to a provision expense in the amount of $275,000 in 2007. Bank management elected to increase its allowance for loan losses in 2008 as a prudent and appropriate measure in response to the current deteriorating economic conditions, the uncertainty of the future economic climate, an ailing local real estate and housing market, and an increase in impaired loans. While actual net charge-offs in 2008 amounted to 0.16% of total loans, compared to net charge-offs of 0.22% of total loans in 2007, an adequate provision will enable the bank to withstand future charge-offs during this period of economic uncertainty.

As a result of the decline in earnings, the first quarterly dividend payment in 2009 to stockholders was reduced by 33% to $0.14 per share. Both bank management and the Company’s board of directors recognize the commitment to provide an adequate return on shareholder investment, while at the same time maintaining adequate capital levels which protect the bank’s depositors as well as its shareholders. This commitment is reflected in the dividend payment, which is appropriate to the coming year’s projected financial performance. Bank of Botetourt remains well-capitalized according to regulatory standards. The strength of the bank’s capital adequacy allowed the company to forego applying for the U.S. Treasury’s TARP Capital Purchase Program, a philosophical stance against government intervention and a commitment to act in the best interests of our stockholders.

Total assets increased by 5.28% to $294,392,011 at year-end 2008. Deposits at December 31, 2008 amounted to $264,542,468, an increase of 6.62%. Bank of Botetourt continued to hold the largest deposit base of all financial institutions located in Botetourt County, Virginia, with a 39.12% market share at June 30, 2008, as cited by the Federal Deposit Insurance Corporation’s Summary of Deposits. In February 2008, Bank of Botetourt opened its third Rockbridge County office, located in Natural Bridge Station, Virginia, expanding the bank’s footprint and growing its market share of deposits in Rockbridge County, Virginia.

H. Watts Steger, III

G. Lyn Hayth, III

Net loans at December 31, 2008 amounted to $252,940,323, an increase of 7.46% above 2007. Loan demand during the year softened in the bank’s market area due to the contracting economic conditions. Although loan growth was below the strong demand in the past several years, Bank of Botetourt has remained willing to extend credit to spur economic activity in its markets. During the fourth quarter in 2008, Bank of Botetourt successfully completed a Community Reinvestment Act examination by the Federal Deposit Insurance Corporation, receiving an “Outstanding” rating with regard to Community Reinvestment Act activities. This rating supports the Company’s mission of lending contributions to our local economy, as well as support of community activities which foster both economic and cultural growth in our area.

In its June 2008 issue, Botetourt Bankshares, Inc. was recognized as one of the top-performing community banks in the country by U.S. Banker magazine, ranking 97th among over 1,100 publicly traded financial institutions in the United States, based on a three-year average return on equity. The recognition underscores the strong stockholder value of the Company, as well as employee commitment and customer loyalty.

The economic outlook for the coming year remains very uncertain. The overall national economy is mired in a recession that in some respects is the worst since the Great Depression. Interest rates are at historic lows, unemployment is rising, and our federal government has taken unprecedented actions in an effort to revive the economy. Under the leadership of a newly elected president, the federal government is continuing to focus on economic issues with the passage of the stimulus plan, known as the American Recovery and Reinvestment Act, and other fiscal policy actions to complement monetary policy measures under the guidance of the Federal Open Market Committee. Despite the many challenges facing the banking industry, we are confident that the navigation through these turbulent times will be successful and that your Company will be stronger as a result of this experience.

Your Company’s management team and your board of directors remain committed to “Taking Care of You,” the Company’s mission of professionally and personally serving our customers, employees, stockholders and communities. Thank you for your continued support of Botetourt Bankshares, Inc. and community banking.

Sincerely,

H. Watts Steger, III

Chairman & CEO

G. Lyn Hayth, III

President, Bank of Botetourt

Financial Highlights Summary

The Financial Highlights Summary is provided to give a concise overview of relevant historical financial data and ratios. The unaudited data is in thousands of dollars, except per share data. To fully understand and evaluate Botetourt Bank-shares, Inc.’s financial condition and its results of operations, one should read the Company’s Form 10-K, which includes its audited consolidated financial statements, accompanying notes, and management’s discussion and analysis.

2008 2007 2006 2005 2004

Summary of Operations

Interest income $ 17,735 $ 18,994 $ 16,955 $ 13,881 $ 11,702

Interest expense 7,623 8,073 6,084 4,070 3,340

Net interest income 10,112 10,921 10,871 9,811 8,362

Provision for loan losses 1,885 275 300 450 725

Other income 1,828 1,678 1,794 1,918 1,633

Other expense 8,400 7,415 7,315 6,625 5,834

Income taxes 452 1,549 1,573 1,444 1,036

Net income $ 1,203 $ 3,360 3,477 $ 3,210 $ 2,400

Per Share Data

Basic earnings per share $ 0.97 $ 2.70 $ 2.80 $ 2.60 $ 1.95

Diluted earnings per share 0.97 2.70 2.80 2.60 1.95

Cash dividends declared 0.84 0.80 0.72 0.60 0.46

Book value 20.55 21.28 19.02 17.53 15.78

Year-end Balance Sheet Summary

Loans, net $ 252,940 $ 235,389 $ 209,541 $ 183,353 $ 168,955

Securities 18,519 22,515 26,864 30,224 26,452

Total assets 294,392 279,632 254,382 238,534 213,346

Deposits 264,542 248,106 227,229 215,843 192,647

Stockholders’ equity 25,592 26,451 23,623 21,735 19,456

Interest-earning assets $ 275,441 $ 260,415 $ 239,070 $ 222,891 $ 201,516

Interest-bearing liabilities 231,840 217,797 194,802 184,478 164,857

Selected Ratios

Return on average assets 0.4% 1.2% 1.4% 1.4% 1.2%

Return on average equity 4.5% 13.5% 15.2% 15.6% 13.0%

Dividends declared as percent of net income 86.9% 29.6% 25.7% 23.1% 23.6%

Board of Directors

S J Carter Photography

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

Cari J. Humphries

Assistant Vice President Marketing Officer

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

Stephanie D. Ponton

Branch Manager

Paula A. Rhodes

Assistant Operations Officer

Amanda L. Robinson

Financial Advisor

Tina M. Simpson

Branch Manager

Debbie K. Thurman

Mortgage Loan Officer

S J Carter Photography

Sitting – Stephanie D. Ponton, Shelley M. Martin, Deborah W. Plogger, Stephanie L. White, Cindy H. Bower, Duane L. Burks Middle Row – Barbara G. Anderson, Brenda G. DeHaven, Edna W. Hazelwood, Karen R. Thrasher, Tammy S. Talbott, Tina M. Simpson, Paula E. Bussey, Paula A. Rhodes

Back Row – Marty R. Francis, George E. Honts, IV, Cari J. Humphries, Garland L. Humphries, Linda R. McMillan, Cindy K. Pierson, Paul M. Murphy

Not Pictured – Kathy M. Caldwell, Debbie K. Thurman, Amanda L. Robinson

Employees

Bank School Graduate

Duane L. Burks

Bank of Botetourt employee Duane L. Burks was among the 81 bankers receiving graduation certificates on August 8, 2008 from the Virginia Bankers School of Bank Management at the University of Virginia in Charlottesville. Burks was recognized for his 98.4 GPA, ranking fifth in his class. The three-year school is sponsored by the Virginia Bankers Association in cooperation with the McIntire School of Commerce at the University.

Graduates completed the Bank Management Course, which requires attendance on campus for three one-week resident sessions, with extensive bank study assignments between sessions. Graduates broadened their knowledge in all aspects of banking, economics, and related subjects.

Burks is the Assistant Vice President & Retail Development Officer for Bank of Botetourt’s 10 retail office locations. A Galax native, Burks attended Emory & Henry College, where he studied Business Management. Burks joined Bank of Botetourt in 2004 and has been in banking for over 14 years. He resides with his wife, Sherrye, and their two children, Kaitlin and Karley, in Daleville.

Bank School Graduate & Promotion

Cari J. Humphries

Bank of Botetourt’s Marketing Officer, Cari J. Humphries, graduated from the American Bankers Association School of Bank Marketing and Management at Southern Methodist University in Dallas, TX in May 2008.

The ABA School of Bank Marketing and Management is a two-year program delivered one week a year. The two weeks on campus are packed with casework, group exercises, audio-visual presentations, lectures, bank computer simulations and small-group discussions. All are designed to help bankers meet the marketing challenges of today and tomorrow.

Humphries graduated along with 90 other bank marketing professionals from across the country. To graduate, students must complete several in-depth between-session assignments under the guidance and direction of faculty advisors comprised of distinguished marketing professionals. The assignments offer students the opportunity to integrate knowledge gained at the school with issues of current concern to their respective banks. The second-year students were required to write a formal marketing plan or research report for their bank. This “live” assignment also gave the participants the opportunity to present marketing ideas to their bank’s top management.

Cari Humphries has been promoted to the position of Assistant Vice President of Marketing. Humphries began her marketing career in 1996 and previously worked for Wells Fargo Bank. She joined Bank of Botetourt in 2004. Humphries resides in Roanoke with her husband, Toney, and their daughter, Abigail.

Employees

Promotion

Debbie K. Thurman

Debbie K. Thurman has been promoted to the position of Mortgage Loan Officer. Thurman, a graduate of Lord Botetourt High School, is an experienced mortgage lender with over thirty years of experience with many types of mortgage products. She previously worked for Signet Mortgage and First Virginia Mortgage. Thurman joined Bank of Boteoturt in 2003, and her office is located in the bank’s Daleville office.

Debbie has served as President of the Botetourt County Horsemen’s Association for four years. Her hobbies include oil paintings and creating gift baskets with baked goods. She resides in north Roanoke County.

New Financial Advisor

Amanda L. Robinson

Amanda L. Robinson has been named Financial Advisor for Bank of Botetourt’s third-party investments and insurance program, Botetourt Financial Services, offered through Infinex Investments, Inc. Member FINRA/SIPC, an independent registered securities broker/dealer. She is a graduate of Virginia Tech with a B.S. in Education with a Marketing Concentration. Robinson has been in the financial services industry for over 17 years, most recently serving in this capacity at Wachovia Securities, LLC. She holds FINRA Series 6, Series 7, Series 63 and Series 65 registrations. She also holds a Virginia Variable Life and Life and Annuity Agent License, as well as a Virginia Life and Health Insurance Agent License.

Robinson is a native of Roanoke and is active in the community as a member of the Clearbrook Civic League. She is also the former Treasurer and Board member of Cub Scout Pack 219 in Clearbrook. Amanda resides in the Clearbrook community of Roanoke County with her husband, Rob, and their two children, Nigel and Roxanne.

Botetourt Financial Services is located at 5462 Lee Highway in Bank of Botetourt’s Troutville office. Amanda Robinson is available by appointment elsewhere at the convenience of our customers. She can be reached by calling (540) 591-5060 or by email at arobinson@infinexgroup.com. The focus of Botetourt Financial Services is to educate and inform customers regarding economic and financial issues that may affect their financial future. Some examples of the products and services offered through Infinex are retirement and estate planning, mutual funds, stocks, bonds, asset management and insurance. “I look forward to helping my clients achieve their short-term and long-term financial goals through an ongoing consultative relationship,” Mrs. Robinson states.

Infinex is not affiliated with Bank of Botetourt. Investment and insurance products and services are offered through INFINEX INVESTMENTS, INC. Member FINRA/SIPC. Products and services made available through Infinex are:

Not a Deposit • Not FDIC Insured • Not Insured by any Federal Government Agency • Not Guaranteed by the Bank • May go down in value.

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held at 2:30 p.m. on Wednesday, May 13, 2009, at the Buchanan Theatre, Main Street, Buchanan, Virginia.

Requests for Information

Requests for information should be directed to Mr. H. Watts Steger, III at Botetourt Bankshares, Inc., Post Office Box 339, Buchanan, Virginia, 24066; telephone (540) 591-5000.

Independent Auditors

Elliott Davis, LLC Certified Public Accountants Post Office Box 760 Galax, Virginia 24333

Stock Transfer Agent Registrar and Transfer Company 10 Commerce Drive

Cranford, New Jersey 07016

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

Banking Offices

Buchanan Office 19747 Main Street - Buchanan (540) 254-1721

Daleville Office 670 Roanoke Road - Daleville (540) 992-4777

Eagle Rock Office 58 Railroad Avenue - Eagle Rock (540) 884-2265

Troutville Office 5462 Lee Highway - Troutville (540) 966-3850

Bonsack Office 3801 Challenger Avenue - Roanoke (540) 777-2265

Lexington Office 65 East Midland Trail - Lexington (540) 463-7224

LakeWatch Office 51 Firstwatch Drive - Moneta (540) 719-1880

Loan Administration Center 21 Stoney Battery Road - Troutville (540) 966-3850

Peters Creek Office 3130 Peters Creek Road - Roanoke (540) 777-2010

Fairfield Office 5905 North Lee Highway - Fairfield (540) 377-5270

Investment Securities 5462 Lee Highway - Troutville (540) 473-1224

Mortgage Centers (540) 591-5000 - (540) 966-5626 (540) 463-5626 - (540) 719-1880

Operations Center 19800 Main Street - Buchanan (540) 473-1173

Natural Bridge Office 9 Lloyd Tolley Road - Natural Bridge Station (540) 291-1881

www.bankofbotetourt.com

info@bankofbotetourt.com