Form 10-K, Exhibit 13
period 2011-12-31
BOTETOURT BANKSHARES INC
filed 2012-03-23
CIK 1172229

Exhibit 13

2	0 1 1 A n n u a l R e p o r t

Photographed on the Blue Ridge Parkway

H. Watts Steger, III

To Our Stockholders, Customers and Friends,

Without question, 2011 was a disappointing year for Botetourt Bankshares, Inc., as the Company’s financial performance suffered from a pronounced deterioration in asset quality resulting from the continuing sluggish economic conditions in both the national and our local economy. For the year ended December 31, 2011, Botetourt Bankshares reported a net loss to shareholders in the amount of $(2.9) million, compared to a net loss of $(0.1) million in 2010. The earnings for the year resulted in an annualized return on average assets of (0.9) % and an annualized return on average shareholders’ equity of (11.8) %, compared to prior year ratios of (0.04) % and (0.44) %, respectively. Both basic and diluted loss per share were down from $(0.09) in 2010 to $(2.33) in 2011.

At December 31, 2011, total assets amounted to $306,618,031, a decrease of 0.93% from year-end 2010. Total deposits at year-end 2011 amounted to $280,823,643, compared to $281,047,765 for the prior year, a decline of 0.08%. The bank’s loan portfolio declined for the year as management focused on reducing the Company’s risk profile by reducing loan concentrations in certain types of credit. Asset growth was intentionally slowed by management in 2011, a strategy which helps preserve capital ratios. The strength of the Company is measured by the level of capital. Management’s decision of slower growth in 2011 also has resulted in an improvement in the Bank’s liquidity position. The improvement in liquidity will enable the Bank to be responsive to sound lending opportunities that will occur in a stronger economy.

G. Lyn Hayth, III

Earnings were adversely impacted in 2011, primarily due to an increase in the Bank’s loan loss provision. Provision expense for 2011 amounted to $7,485,000, compared to $4,045,000 for the prior year. Actual net charge-offs for the year amounted to 2.56% of average total loans, compared to 1.08% of average total loans for the prior year. The bank has continued to increase the allowance for loan and lease losses to unprecedented levels as a result of the continued anemic economic recovery and its adverse impact on our local customers. Our prudent and conservative approach regarding loan loss reserves in this challenging economic and regulatory environment is consistent with accounting guidelines. We believe that the Bank’s loan loss reserve is adequate to absorb losses inherent in the loan portfolio.

From a stockholder perspective, the most significant event of 2011 was suspension of the cash dividend during the year, a difficult decision made in the interest of capital preservation. Reinstatement of dividend payment is a top priority of your Board of Directors and management and will be determined at the time at which earnings have recovered sufficiently to warrant its resumption. Your support through these challenging times has never been more important or more appreciated. During the fourth quarter of 2011, the Company launched a Common Stock Rights Offering campaign. Loyal shareholders demonstrated their support of our Company and our community banking philosophy and successfully raised $1.2 million in capital. Both Bank management and your Board of Directors are proud of the Company’s 112-year history of serving our communities and also of our continued strength and stability, especially during periods of adversity. 2011 was a challenging year, but we will become a stronger and better Bank as a result of resilience and our commitment to this community. We remain firmly committed to “Taking Care of You”, the Company’s mission of professionally and personally serving our customers, employees, stockholders and communities.

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

2011

2010

2008

2007

2009

Summary of Operations

Interest income $ 15,032 $ 16,202 $ 16,576 $ 17,735 $ 18,994

Interest expense 4,123 5,163 6,639 7,623 8,073

Net interest income 10,909 11,039 9,937 10,112 10,921

Provision for loan losses 7,485 4,045 1,790 1,885 275

Other income 1,973 1,927 1,984 1,828 1,678

Other expense 9,954 9,255 9,130 8,400 7,415

Income tax (beneft) (1,635) (217) 237 452 1,549

Net income (loss) $ (2,922) $ (117) $ 764 $ 1,203 $ 3,360

Per-Share Data

Basic earnings (loss) per share $ (2.33) $ (0.09) $ 0.61 $ 0.97 $ 2.70

Diluted earnings (loss) per share (2.33) (0.09) 0.61 0.97 2.70

Cash dividends declared 0.04 0.32 0.50 0.84 0.80

Book value 18.84 20.69 21.35 20.55 21.28

Year-end Balance Sheet Summary

Loans, net $ 243,854 $ 257,558 $ 259,999 $ 252,940 $ 235,389

Securities 16,159 15,724 16,771 18,519 22,515

Total assets 306,618 309,485 308,535 294,392 279,632

Deposits 280,824 281,048 279,840 264,542 248,106

Stockholders’ equity 23,623 25,865 26,606 25,592 26,451

Interest-earning assets $ 286,173 $ 292,849 $ 290,034 $ 275,441 $ 260,415

Interest-bearing liabilities 244,764 248,041 249,133 231,840 217,797

Selected Ratios

Return on average assets (0.9)% (0.04)% 0.3% 0.4% 1.2%

Return on average equity (11.8)% (0.44)% 3.0% 4.5% 13.5%

Board of Directors

Joyce R. Kessinger, H. Watts Steger, III, G. Lyn Hayth, III, Robert J. Berkstresser Edgar K. Baker, Tommy L. Moore, D. Bruce Patterson, F. Lindsey Stinnett, John B. Williamson, III

Senior Management

Standing: Andrew T. Shotwell, G. Lyn Hayth, III, George E. Honts, IV, P. Duaine Fitzgerald Sitting: Vicky M. Wheeler, Jennifer S. Theimer, Michelle A. Crook

Bank of Botetourt Officers

G. Lyn Hayth, III Vicky M. Wheeler Garland L. Humphries Paula A. Rhodes Deborah W. Plogger

President & CEO Senior Vice President Vice President Assistant Vice President Manager, Rockbridge

Branch Administration Credit Administration Operations Title Services, LLC

Michelle A. Crook Barbara G. Anderson Tammy S. Talbott Stephanie D. Ponton

Senior Vice President Jason M. Bishop

Chief Financial Officer Vice President Assistant Vice President Assistant Vice President Branch Manager

Compliance & Training & Branch Manager

Human Resources

P. Duaine Fitzgerald Duane L. Burks Paula E. Bussey Amanda L. Robinson

Senior Vice President Vice President Cindy H. Bower Branch Manager Financial Advisor

Financial Services Retail Development Assistant Vice President

Officer Branch Manager

Tina M. Simpson

Edna W. Hazelwood Branch Manager

George E. Honts, IV Branch Manager

Senior Vice President Linda R. Doolittle Kathy M. Caldwell

Commercial Lending Vice President Assistant Vice President

& Business Banking Business Development Commercial Lender

Debbie K. Thurman

J. Matt Jones Mortgage Loan Officer

Accounting Officer

Andrew T. Shotwell Marty R. Francis Cari J. Humphries

Senior Vice President Vice President Assistant Vice President

Bank Operations Commercial Lending Marketing Officer

Cheryl A. Ward

Branch Manager

Shelley M. Martin

Branch Manager

Jennifer S. Theimer Paul M. Murphy Karen R. Newbill

Senior Vice President Vice President Assistant Vice President

Chief Risk Officer Credit Analyst & Branch Manager

5
Bank	of Botetourt Officers

Kathy M. Caldwell

Assistant Vice President Commercial Lender

Vicky M. Wheeler

Senior Vice President Branch Administration

G. Lyn Hayth, III

President & CEO

Garland L. Humphries

Michelle A. Crook

Senior Vice President Chief Financial Officer

Barbara G. Anderson

Vice President Compliance & Training

Vice President Credit Administration

Jason M. Bishop

P. Duaine Fitzgerald

Senior Vice President Financial Services

Duane L. Burks

Vice President Retail Development Offcer

Assistant Vice President Human Resources

Cindy H. Bower

Assistant Vice President Branch Manager

George E. Honts, IV

Linda R. Doolittle

Vice President Business Development

Andrew T. Shotwell

Senior Vice President Bank Operations

Senior Vice President Commercial Lending & Business Banking

Marty R. Francis

Vice President Commercial Lending

Cari J. Humphries

Assistant Vice President Marketing Officer

Jennifer S. Theimer Paul M. Murphy Karen R. Newbill

Senior Vice President Vice President Assistant Vice President

Chief Risk Offcer Credit Analyst & Branch Manager

Paula A. Rhodes

Assistant Vice President Operations

Tammy S. Talbott

Assistant Vice President & Branch Manager

Paula E. Bussey

Branch Manager

Edna W. Hazelwood

Branch Manager

J. Matt Jones

Accounting Officer

Shelley M. Martin

Branch Manager

Deborah W. Plogger

Manager, Rockbridge Title Services, LLC

Stephanie D. Ponton

Branch Manager

Amanda L. Robinson

Financial Advisor

Tina M. Simpson

Branch Manager

Debbie K. Thurman

Mortgage Loan Officer

Cheryl A. Ward

Branch Manager

Employees

STRONG TURNOUT FOR BANKER DAY 2011

Standing: Andrew T. Shotwell, Paul M. Murphy, Cari J. Humphries, H. Watts Steger, III, Tina M. Simpson, Jennifer S. Theimer Sitting: Senator Ralph K. Smith

Standing: Andrew T. Shotwell, Paul M. Murphy, Cari J. Humphries, H. Watts Steger, III, Tina M. Simpson, Jennifer S. Theimer

Sitting: Senator Ralph K. Smith

Close to 350 bankers from all over Virginia made their presence known at the General Assembly at the VBA’s annual Banker Day event in January. Bank of Botetourt was represented by 6 employees: Watts Steger, Jennifer Theimer, Andy Shotwell, Paul Murphy, Cari Humphries and Tina Simpson. This year’s record attendance number clearly demonstrates that Virginia bankers are engaged and understand the importance of a strong grassroots effort as the 2011 General Assembly session begins. Led by VBA Chairman Charley Majors and VBA Government Relations Committee Chairman Chris Bergstrom, the day started with a greeting by House Speaker William J. Howell and a briefing by VBA staff. Bankers then met with their state legislators throughout the morning. Bank of Botetourt staffers met with Bill Cleaveland, Ralph Smith and Lacey Putney. The luncheon featured a discussion with Governor McDonnell, who provided a timely and insightful update on key issues before the General Assembly. Both legislators and lobbyists from other industries took note of the significant banker turnout at this key event.

Employees

Promotions

Jason M. Bishop has been promoted to the position of Assistant Vice President of Human Resources. A Botetourt County native, Bishop is a graduate of Roanoke College with a Bachelor’s Degree in Business Administration. Bishop previously worked in the insurance industry prior to joining Bank of Botetourt in 2004. As a Bank of Botetourt employee, Bishop has served as a head teller, consumer banker and human resources officer. He currently resides in Troutville with his wife, Shannon.

Paula A. Rhodes has been promoted to the position of Assistant Vice President of Operations. Rhodes is a native of Botetourt and a graduate of James River High School. Prior to joining Bank of Botetourt in 1998, Rhodes previously worked for Mid-State Equipment Company. Since joining Bank of Botetourt, she has served in various capacities in the bank’s Operations Center in Buchanan. She currently resides in Buchanan with her husband, Brian, and their two children.

J. Matt Jones has been promoted to the position of Accounting Officer. A Salem native, Jones is a graduate of Roanoke College with a Bachelor’s Degree in Economics. Jones joined Bank of Botetourt in 2009, where he has worked in the credit administration and accounting departments. He currently resides in Roanoke.

Retirement

Brenda G. DeHaven, Vice President and Internal Auditor, retired from Bank of Botetourt on July 29, 2011 after 32 years in the banking industry. A native of Natural Bridge, DeHaven began her banking career with Bank of Botetourt in February 1979 and was a graduate of the Virginia Bankers School of Bank Management at the University of Virginia on August 6, 1998. Upon retirement, DeHaven moved to Phenix, Va. and plans to travel.Jason M. Bishop has been promoted to the position of Assistant Vice President of Human Resources. A Botetourt County native, Bishop is a graduate of Roanoke College with a Bachelor’s Degree in Business Administration. Bishop previously worked in the insurance industry prior to joining Bank of Botetourt in 2004. As a Bank of Botetourt employee, Bishop has served as a head teller, consumer banker and human resources officer. He currently resides in Troutville with his wife, Shannon.

Paula A. Rhodes has been promoted to the position of Assistant Vice President of Operations. Rhodes is a native of Botetourt and a graduate of James River High School. Prior to joining Bank of Botetourt in 1998, Rhodes previously worked for Mid-State Equipment Company. Since joining Bank of Botetourt, she has served in various capacities in the bank’s Operations Center in Buchanan. She currently resides in Buchanan with her husband, Brian, and their two children.

J. Matt Jones has been promoted to the position of Accounting Officer. A Salem native, Jones is a graduate of Roanoke College with a Bachelor’s Degree in Economics. Jones joined Bank of Botetourt in 2009, where he has worked in the credit administration and accounting departments. He currently resides in Roanoke.

Brenda G. DeHaven, Vice President and Internal Auditor, retired from Bank of Botetourt on July 29, 2011 after 32 years in the banking industry. A native of Natural Bridge, DeHaven began her banking career with Bank of Botetourt in February 1979 and was a graduate of the Virginia Bankers School of Bank Management at the University of Virginia on August 6, 1998. Upon retirement, DeHaven moved to Phenix, Va. and plans to travel.

Retirement

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held at 2:30 p.m. on Wednesday, May 16, 2012, at the Buchanan Theatre, Main

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

(540) 254-1721(540) 966-3850

Daleville Office Peters Creek Office

670 Roanoke Road—Daleville 3130 Peters Creek Road—Roanoke

(540) 992-4777(540) 777-2010

Eagle Rock Office Fairfield Office

58	Railroad Avenue—Eagle Rock 5905 North Lee Highway—Fairfield

(540) 884-2265(540) 377-5270

Troutville Office Investment Securities

5462 Lee Highway—Troutville 5462 Lee Highway—Troutville

(540) 966-3850(540) 473-1224

Bonsack Office Mortgage Centers

3801 Challenger Avenue—Roanoke(540) 591-5000—(540) 966-5626

(540) 777-2265(540) 463-5626

Lexington Office Operations Center

65	East Midland Trail—Lexington 19800 Main Street—Buchanan

(540) 463-7224(540) 473-1173

LakeWatch Office Natural Bridge Office

51	Firstwatch Drive—Moneta 9 Lloyd Tolley Road—Natural Bridge Station

(540) 719-1880(540) 291-1881

www.bankofbotetourt.com

info@bankofbotetourt.com

Stockholder	Information8

Annual Meeting

The annual meeting of stockholders will be held at 2:30 p.m. on Wednesday, May 16, 2012, at the Buchanan Theatre, Main Street, Buchanan, Virginia.

Requests for Information

Requests for information should be directed to Mr. H. Watts Steger, III at Botetourt Bankshares, Inc., Post Offce Box 339, Buchanan, Virginia, 24066; telephone (540) 591-5000.

Independent Auditors

Elliott Davis, LLC

Certifed Public Accountants

Post Offce Box 760

Galax, Virginia 24333

Stock Transfer Agent

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confrmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

Banking Offces

Buchanan Offce

19747 Main Street - Buchanan (540) 254-1721

Loan Administration Center

21 Stoney Battery Road - Troutville (540) 966-3850

Daleville Offce

670 Roanoke Road - Daleville (540) 992-4777

Peters Creek Offce

3130 Peters Creek Road - Roanoke (540) 777-2010

Eagle Rock Offce

58 Railroad Avenue - Eagle Rock (540) 884-2265

Fairfeld Offce

5905 North Lee Highway - Fairfeld (540) 377-5270

Troutville Offce

5462 Lee Highway - Troutville (540) 966-3850

Investment Securities

5462 Lee Highway - Troutville (540) 473-1224

Bonsack Offce

3801 Challenger Avenue - Roanoke (540) 777-2265

Mortgage Centers

(540) 591-5000 - (540) 966-5626 (540) 463-5626

Lexington Offce

65 East Midland Trail - Lexington (540) 463-7224

Operations Center

19800 Main Street - Buchanan (540) 473-1173

LakeWatch Offce

51 Firstwatch Drive - Moneta (540) 719-1880

Natural Bridge Offce

9 Lloyd Tolley Road - Natural Bridge Station (540) 291-1881

www.bankofbotetourt.com info@bankofbotetourt.com